AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 2013

Registration Statement No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5715943
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3845 Corporate Centre Drive
O’Fallon, Missouri  63368
(636) 939-5100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan
(Full title of the plan)

David M. Hable	Copies to:
President and Chief Executive Officer	David W. Braswell
Synergetics USA, Inc.	Armstrong Teasdale LLP
3845 Corporate Centre Drive	7700 Forsyth Boulevard, Suite 1800
O’Fallon, Missouri 63368	St. Louis, Missouri 63105
(636) 939-5100	314-621-5070
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount of Shares To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	655,000	(2)	$3.37	$2,207,350	$284.31

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock reported on The Nasdaq Capital Market on December 16, 2013.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares of common stock that may be offered or issued under the Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan as a result of stock splits, stock dividends or similar transactions.

EXPLANATORY NOTE

On September 21, 2005, Valley Forge Scientific Corp., a former Pennsylvania corporation and predecessor Registrant to Synergetics USA, Inc. (“Valley Forge”), completed its merger with Synergetics, Inc., a Missouri corporation, pursuant to which Synergetics, Inc. became a wholly-owned subsidiary of Valley Forge (the “Merger”). On September 22, 2005, Valley Forge merged with and into VFSC Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Valley Forge, thereby reincorporating in Delaware (the “Reincorporation Merger”). Simultaneously with the Reincorporation Merger, VFSC Delaware, Inc. changed its name to Synergetics USA, Inc. (the “Registrant”).

Prior to the Merger and Reincorporation Merger, Valley Forge filed on October 26, 2001 a Registration Statement on Form S-8 (File No. 333-72296) (the “Initial Registration Statement”) which registered 345,000 shares of Valley Forge common stock reserved for issuance under the Valley Forge Scientific Corp. 2001 Stock Plan. At the Valley Forge 2005 Annual Meeting of Shareholders on September 19, 2005, the Valley Forge shareholders approved and adopted the Amended and Restated Valley Forge Scientific Corp. 2001 Stock Plan to increase the number of shares authorized for issuance under the plan by 1,000,000 shares of common stock.  On December 30, 2005, the Registrant filed a post-effective amendment to the Initial Registration Statement (the “Post-Effective Amendment”) pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), whereby the Registrant, as successor issuer to Valley Forge, expressly adopted the Initial Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and registered an additional 1,000,000 shares of the Registrant’s common stock, $0.001 par value (the “Common Stock”), authorized for issuance under the plan.

At the Registrant’s 2013 Annual Meeting of Shareholders held on December 12, 2013, the Registrant’s shareholders approved and adopted the Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan to increase the number of shares of Common Stock authorized for issuance under the plan by 655,000, for a maximum of 2,000,000 shares of Common Stock authorized for issuance under the plan.

The contents of the Initial Registration Statement and Post-Effective Amendment are hereby incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, filed with the Commission on October 1, 2013;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2013, filed with the Commission on December 9, 2013;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on October 1, 2013 (except with respect to information furnished pursuant to Item 2.02 and related exhibits); November 27, 2013; and December 13, 2013; and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on November 3, 2005, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, other than documents filed by the Registrant with the Commission containing information furnished to the Commission pursuant to Items 2.02 or 7.01 of Form 8-K, including any exhibits included with such information.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Charles, State of Missouri, on December 18, 2013.

SYNERGETICS USA, INC.

By:	/s/ David M. Hable
Name:	David M. Hable
Title:	President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Synergetics USA, Inc., hereby severally constitute and appoint David M. Hable and Pamela G. Boone and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us in our name, place, and stead, in any and all capacities, to sign Synergetics USA, Inc.’s Registration Statement on Form S-8, and any other registration statement relating to the same offering, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grant to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David M. Hable		December 18, 2013
(David M. Hable)	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Pamela G. Boone		December 18, 2013
(Pamela G. Boone)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert H. Dick	Chairman of the Board	December 18, 2013
(Robert H. Dick)

/s/ Robert H. Blankemeyer	Director	December 18, 2013
(Robert H. Blankemeyer)

/s/ Lawrence C. Cardinale	Director	December 18, 2013
(Lawrence C. Cardinale)

/ s/ Guy R. Guarch	Director	December 18, 2013
(Guy R. Guarch)

/s/ Juanita H. Hinshaw	Director	December 18, 2013
(Juanita H. Hinshaw)

/s/ D. Graeme Thomas	Director	December 18, 2013
(D. Graeme Thomas)

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Armstrong Teasdale LLP.

10.1
Second Amended and Restated Synergetics USA, Inc. 2001 Stock and Performance Incentive Plan (filed as Appendix A to the Registrant’s definitive proxy statement filed with the Securities and Exchange Commission on November 12, 2013 and incorporated herein by reference).

23.1	Consent of UHY LLP.

23.2	Consent of Armstrong Teasdale LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).